INCENTIVE PROGRAM DOCUMENT
               Defined Positions of Officers and Director



                                                 APPROVALS
                                                 ---------

                              Buck Frederickson             12/14/98
                              ______________________________________
                              Buck Frederickson, Chairman       Date



Effective:     November 2, 1998
Supersedes:    All previous stated and/or implied compensation and incentive plans.

This compensation plan is applicable to all Corporate (or non-operating) Officer-level positions and select Director-level positions within VICORP Restaurants, Inc. (hereafter referred to as VICORP). Attachment A to this Plan Document details the defined positions. This plan defines the method of compensation for the period beginning November 2, 1998 and ending October 31, 1999.


BASE COMPENSATION

A. Base compensation is defined as that compensation paid bi-weekly. Where applicable, vacation and holiday pay will be predicated upon the base compensation rate.

B. Base compensation will be determined based upon using the approved salary wage rates and salary wage ranges as a guideline.

C. Participants in this program will be reviewed on an annual basis and any adjustments to the base rate will be based upon overall performance and wage range placement. Any merit increase approved must be such that the resulting salary is within the wage range for the position. Officer compensation must be approved by the Compensation Committee of VICORP's Board of Directors.


BONUS PROGRAM

A. General. Participants are eligible by virtue of assignment to an officer or director level position that is not eligible for any other Incentive Program (i.e., field). A list of approved bonus eligible positions for FY'99 is detailed on Attachment A. The bonus program is predicated upon achievement of overall VICORP performance against a set baseline Earnings Before Interest and Taxes (E.B.I.T.) target.
     NOTE: E.B.I.T. will be computed in accordance with Generally Accepted Accounting Principles.

B. Bonus. The bonus plan is established based upon attainment of E.B.I.T. For Fiscal Year 1999, Target E.B.I.T. is $19,397,000 (which is before payment of bonuses).

C.   Distribution of Bonus

     Eligible individuals participate in the bonus based upon:

     1.   The target bonus percentage assigned to the position; and,

     2.   The attainment of the E.B.I.T. Target.

     The following chart summarizes the method of payout.

      % of E.B.I.T.      % OF Target    ------------- Payout % --------------
     Target Attained       Payout       Level 1   Level 2   Level 3   Level 4
     ---------------     -----------    -------   -------   -------   -------
          80%                25%         8.75%      7.5%     6.25%     3.75%
          85%                45%        15.75%     13.5%    11.25%     6.75%
          90%                65%        22.75%     19.5%    16.25%     9.75%
          95%                85%        29.75%     25.5%    21.25%    12.75%
         100%               100%        35%        30%      25%       15%
         105%               110%        38.5%      33%      27.5%     16.5%
         110%               120%        42%        36%      30%       18%
         115%               130%        45.5%      39%      32.5%     19.5%
         120%               140%        49%        42%      35%       21%
          greater

     The targeted bonus percentages assigned to positions are as follows:

     Corporate Executive Vice Presidents                    35%
     Sr. Vice Presidents                                    30%
     Vice President                                         25%
     Defined Director-level Positions                       15%

     These percentages are applied to the incumbent's base salary as of October 31, 1998.


     Individual participants will be advised of their eligibility and their target %..


PAYMENT OF BONUSES

A. Bonus payments will be made within 90 days following the end of the fiscal year close. Payments are subject to normal tax withholding and are paid via the payroll system. Bonus eligible participants must be actively employed at the end of the fiscal year to be eligible for payment.


GENERAL CONDITIONS

A. This Plan does not constitute a contract of employment and does not in any way diminish or limit VICORP Restaurants, Inc. to terminate the employment of any individual at will, at any time, and at its sold discretion.

B. Management may, at its discretion and at any time, change, modify, amend or discontinue this Plan without advance notification.

C. Neither this, nor any other document, is intended to be construed as a guarantee of employment nor a guarantee base or incentive compensation. Compensation targets are often expressed in terms of annual dollars for ease of communication. In no way should annualized salary targets be construed as "promises to pay" or entitlements.

D. The Corporation's audited financial statements serve as the documents against with bonus is earned and computed.

E. Initial participation (by virtue of assignment to a bonus-eligible position) will be pro-rated based upon the number of full months the incumbent is in a bonus-eligible position.

F. Transfers from a bonus-eligible position to a non-bonus eligible position during the course of the fiscal year will result in no bonus consideration for that fiscal year.

G. Should there be an extraordinary event such as an acquisition, merger, divestiture, extraordinary expenses, etc. that positively, negatively, or materially affects E.B.I.T., the E.B.I.T. threshold numbers will be reevaluated.